Exhibit 5.1

[WLRK Letterhead]

April 22, 2026

The Charles Schwab Corporation

300 Schwab Way

Westlake, TX 76262

Ladies and Gentlemen:

We have acted as special New York counsel to The Charles Schwab Corporation, a Delaware corporation (the “Issuer”), in connection with the issuance and sale by the Issuer to the Underwriters (as defined below) of an aggregate of 1,500,000 depositary shares (the “Depository Shares”), each representing 1/100th ownership interest in a share of the Issuer’s 6.100% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series L, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $100,000 per share, pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of April 20, 2026, by and among the Issuer and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the Underwriters listed on Schedule A to the Underwriting Agreement (the “Underwriters”), and the Deposit Agreement, dated as of April 22, 2026, among the Issuer, Equiniti Trust Company, LLC (the “Depositary”) and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement on Form S-3 (File No. 333-275858) (the “Registration Statement”), filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on December 1, 2023, the related prospectus dated December 1, 2023, and the preliminary and final prospectus supplements, each dated April 20, 2026, relating to the Preferred Stock, as filed with the Commission on April 20, 2026 and April 22, 2026, respectively, each filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”); (ii) the Restated Certificate of Incorporation of the Issuer, as amended and/or restated through the date hereof; (iii) the Amended and Restated By-laws of the Issuer, as amended and/or restated through the date hereof; (iv) resolutions (or written consents, as applicable) of the Board of Directors of the Issuer (the “Board”) and the Shelf Securities Pricing Committee of the Board, from meetings held (or actions taken) on October 19, 2023 and April 15, 2026, respectively; (v) the free writing prospectus relating to the Preferred Stock, dated April 20, 2026 and filed with the Commission pursuant to Rule 433 under the Securities Act; (vi) the Certificate of Designations as filed with the Secretary of State of the State of Delaware on April 22, 2026 (the “Certificate of Designations”); (vii) the Underwriting Agreement; (viii) the stock certificate evidencing the shares of Preferred Stock deposited with the Depositary; (ix) the global depositary receipt evidencing the Depositary Shares (the “Global Depositary Receipt”); and (x) the Deposit Agreement and form of depositary receipt evidencing the Depositary Shares. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this

The Charles Schwab Corporation

April 22, 2026

opinion. In making such examination and rendering the opinion set forth below, we have assumed without verification: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the authenticity of the originals of such documents submitted to us as certified copies; (d) the conformity to originals of all documents submitted to us as copies; (e) the authenticity of the originals of such documents; (f) that all documents submitted to us as certified copies are true and correct copies of such originals; (g) the legal capacity of all individuals executing any of the foregoing documents; and (h) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)

The Preferred Stock, when issued and delivered as provided in the Underwriting Agreement, against payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

(2)

The Depositary Shares, when issued in accordance with the terms of the Deposit Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, will be validly issued and will be entitled to the benefits of the Global Depositary Receipt and the Deposit Agreement.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. Furthermore, the manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chooses to exercise the wide discretionary authority generally available to it.

We consent to the filing of a copy of this opinion as an exhibit to a report on Form 8-K to be filed by the Issuer on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to references to us in the Registration Statement (including the related prospectus and prospectus supplements) under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz